                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                 THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                [THE PROFIT RECOVERY GROUP INTERNATIONAL LOGO]

                            2300 WINDY RIDGE PARKWAY
                                SUITE 100 NORTH
                             ATLANTA, GA 30339-8426
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 15, 1997
                             ---------------------

TO THE SHAREHOLDERS OF
THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. (the "Company") will be held at the Renaissance Waverly Hotel, 2450 Galleria Parkway, N.W., Atlanta, Georgia, on May 15, 1997 at 10:00 a.m., Atlanta time, for the following purposes:

          1. To elect two Class I directors to serve until the annual meeting of shareholders held in 2000 and until their successors are elected and have qualified.

          2. To consider a proposal to approve the Company's Employee Stock Purchase Plan.

          3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Proxy Statement dated April 15, 1997, is attached. Only record holders of the Company's Common Stock, no par value per share, at the close of business on March 31, 1997, will be eligible to vote at the meeting.

     If you are not able to attend the meeting, please execute, complete, date and return the proxy in the enclosed envelope. If you attend the meeting, you may revoke the proxy and vote in person.

                                          By Order of the Board of Directors:

                                      /s/ JOHN M. COOK

                                          JOHN M. COOK
                                          Chairman of the Board,
                                          Chief Executive Officer and President

Date: April 15, 1997

     A copy of the Annual Report of The Profit Recovery Group International, Inc. for the year ended December 31, 1996 containing financial statements is enclosed.

                [THE PROFIT RECOVERY GROUP INTERNATIONAL LOGO]


                            2300 WINDY RIDGE PARKWAY
                                SUITE 100 NORTH
                             ATLANTA, GA 30339-8426
                             ---------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 15, 1997
                             ---------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Profit Recovery Group International, Inc. ("PRGX" or the "Company") of proxies for use at the 1997 Annual Meeting of Shareholders to be held on May 15, 1997, at 10:00 A.M., Atlanta time, at the Renaissance Waverly Hotel, 2450 Galleria Parkway, N.W., Atlanta, Georgia. Where appropriate, all references herein to the Company shall also be deemed to be references to the Company's predecessors.

     This Proxy Statement and the accompanying form of proxy are being first mailed to Shareholders on or about April 15, 1997. The Shareholder giving the proxy may revoke it at any time before it is exercised at the meeting by: (i) delivering to the Secretary of the Company a written instrument of revocation bearing a date later than the date of the proxy; (ii) duly executing and delivering to the Secretary a subsequent proxy relating to the same shares; or
(iii) attending the meeting and voting in person (attendance at the meeting will not in and of itself constitute revocation of a proxy). Any proxy which is not revoked will be voted at the Annual Meeting in accordance with the Shareholder's instructions. If a Shareholder returns a properly signed and dated proxy card but does not mark any choices on one or more items, his or her shares will be voted in accordance with the recommendations of the Board of Directors as to such items. The proxy card gives authority to the proxies to vote shares in their discretion on any other matter properly presented at the Annual Meeting.

     Proxies will be solicited from the Company's Shareholders by mail. The Company will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. The Company does not intend to employ a proxy solicitation firm to solicit proxies in connection with the Annual Meeting. It is possible that directors, officers and regular employees of the Company may make further solicitation personally or by telephone, telegraph or mail. Directors, officers and regular employees of the Company will receive no additional compensation for any such further solicitation.

     Only holders (the "Shareholders") of record of the Company's Common Stock, no par value per share, at the close of business on March 31, 1997 (the "Record Date"), are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had outstanding a total of 18,155,151 shares of Common Stock. Each such share will be entitled to one vote (non-cumulative) on each matter to be considered at the Annual Meeting. A majority of the outstanding shares of Common Stock, present in person or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting.

     Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspectors will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.

     The affirmative vote of holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote and present in person or by proxy at the Annual Meeting is required for approval of the Company's Employee Stock Purchase Plan. Nominees for election as directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election. Accordingly, the two nominees receiving the highest vote totals will be elected as directors of the Company at the Annual Meeting. It is expected that shares held by executive officers and directors of the Company, which in the aggregate represent approximately 65% of the outstanding shares of Common Stock, will be voted in favor of each proposal. With respect to election of directors, abstentions, votes "withheld" and broker non-votes will be disregarded and have no effect on the outcome of the vote. With respect to the approval of the Company's Employee Stock Purchase Plan, abstentions will have the effect of a vote against the proposal and broker non-votes will be disregarded and will have no effect on the outcome of the vote. There are no rights of appraisal or similar dissenters' rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company recommends a vote FOR the election of each of the nominees named below for election as director and FOR the proposal to approve the Company's Employee Stock Purchase Plan.

ELECTION OF DIRECTORS

     The proxy holders intend to vote FOR election of the nominees named below (who are currently members of the Board) as directors of the Company, unless otherwise specified in the proxy. Directors of the Company elected at the Annual Meeting to be held on May 15, 1997 will hold office until the Annual Meeting in 2000 or until their successors are elected and qualified. Each of the nominees has consented to serve on the Board of Directors, if elected. Should any nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the Board of Directors may recommend.

     Each of the individuals listed below as nominees for the Board of Directors was a director of the Company during 1996. The name and age of each director, his principal occupation, and the period during which he has served as a director is set forth below:

  1997 Director Nominees

NAME OF NOMINEE                         AGE   SERVICE AS DIRECTOR             POSITION
---------------                         ---   -------------------             --------
John M. Cook(1).......................  54    Since November 1990   Chairman of the Board, Chief
                                                                      Executive Officer and
                                                                      President
John M. Toma(1).......................  51    Since November 1990   Vice Chairman and Assistant
                                                                      Secretary

  Other Directors

NAME OF DIRECTOR                                   AGE      SERVICE AS DIRECTOR       POSITION
----------------                                   ---      -------------------       --------
Stanley B. Cohen(1)(2)...........................  53       Since November 1990       Director
Jonathan Golden(1)(3)............................  59       Since November 1990       Director
Garth H. Greimann(2)(3)..........................  42       Since April 1995          Director
Fred W.I. Lachotzki..............................  50       Since January 1996        Director
E. James Lowrey(2)(3)............................  69       Since December 1995       Director

---------------

(1) Member of the Executive Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee.

Mr. T. Charles Fial resigned his position as a director in December 1996. In January 1997, the Board determined not to seek a replacement at that time and reduced the number of directors to seven.

     John M. Cook is Chairman of the Board, Chief Executive Officer, President and a director of the Company and has served in such capacities since founding the Company in November 1990. Prior to forming the Company, Mr. Cook served as President and Chief Operating Officer of Roy Greene Associates, Inc., from 1989 to 1990. From 1987 to 1989, Mr. Cook served as Senior Vice President of Caldor Stores, Inc., a division of May Department Stores Co. ("May"). From 1982 to 1987, Mr. Cook served in a similar capacity for Kaufmann's Department Stores, Inc., also a division of May.

     John M. Toma was elected Vice Chairman of the Company in January 1997. Prior to that, he was Executive Vice President -- Administration of the Company and had served in such capacity since 1992. Mr. Toma has served as a director of the Company since its founding in November 1990 and as Senior Vice
President -- Administration of the Company from 1990 to 1992. Prior to forming the Company, Mr. Toma served as Senior Vice President -- Administration of Roy Greene Associates, Inc. from 1989 to 1990. Prior to joining Roy Greene Associates, Inc., Mr. Toma served as Operating Vice President of Caldor Stores, Inc., a division of May.

     Stanley B. Cohen has served as a director of the Company since its founding in 1990. Mr. Cohen is the Chairman of the Board, Chief Executive Officer and President of both Advisory Services, Ltd. ("ASL") and SBC Financial Corporation ("SBC"). These companies provide certain financial consulting and investment services to the Company and certain of its executive officers. See "Certain Transactions."

     Jonathan Golden has served as a director of the Company since its founding in 1990 and provides consulting services to the Company through Jonathan Golden, P.C., a wholly owned professional corporation ("JGPC"). See "Compensation Committee Interlocks and Insider Participation." Mr. Golden also serves through JGPC as a partner in the Atlanta, Georgia law firm of Arnall, Golden & Gregory, LLP, which provides legal services to the Company. Mr. Golden also serves as a director of SYSCO Corporation ("SYSCO"), a distributor of food and related products.

     Garth H. Greimann has served as a director of the Company since April 1995. Mr. Greimann joined Berkshire Partners, a general partnership, in 1989 and served as a general partner from 1994 until February 1996, when Berkshire Partners was succeeded by Berkshire Partners LLC (Berkshire Partners, a general partnership, and Berkshire Partners LLC are collectively referred to as "Berkshire Partners"). Mr. Greimann has served as a member of Berkshire Partners since February 1996, and as a general partner of Third Berkshire Associates, A Limited Partnership ("Third Berkshire Associates"), the general partner of Berkshire Fund III, since 1994. From 1982 to 1989, Mr. Greimann held various positions with The First National Bank of Boston (the "Bank"), most recently as Vice President of the Bank's Acquisition Finance Division, and served in the Bank's offices in Korea and Taiwan. Mr. Greimann also serves as a director of Trico Marine Services, Inc., an owner and operator of a fleet of offshore drilling support vessels.

     Fred W. I. Lachotzki has served as a director of the Company since January 1996. Since 1989, Mr. Lachotzki has served as a Professor of Business Policy at Nijenrode University, The Netherlands Business

School, in The Netherlands. Mr. Lachotzki also serves as a Director of Virgin Blockbuster NV, a chain of music superstores, NVS Salland Verzekeringen, an insurance company specializing in healthcare, and Merison Holding NV, a supplier of non-food products to supermarket chains and owner of a franchised chain of electronics retail stores.

     E. James Lowrey has served as a director of the Company since December 1995. Mr. Lowrey served as Executive Vice President -- Finance & Administration of SYSCO from 1978 until his retirement in 1993 and was a Director of SYSCO from 1981 to 1993. He currently serves as a Director of Riviana Foods, Inc., a processor and distributor of rice and other food products, and of Hi-Lo Automotive, Inc., an automotive parts retailer.

     No family relationship exists among any of the directors and executive officers of the Company.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS
                          AND COMMITTEES OF THE BOARD

MEETINGS OF THE BOARD OF DIRECTORS

     During 1996, there were three meetings of the Board of Directors. Each incumbent director who was a director during 1996 attended at least 75% of the sum of all meetings of the Board of Directors and any committees on which that director served.

DIRECTOR COMPENSATION

     Prior to January 1, 1996, no member of the Board was paid any compensation for service as a director of the Company. Effective January 1, 1996, the Company began compensating its non-employee directors $20,000 per year for their service on the Board and any committee thereof. In addition, Messrs. Lowrey and Lachotzki were each granted options to purchase 10,000 shares of Common Stock of the Company at an exercise price equal to the fair market value of the Common Stock on the date of grant. Non-employee directors will be reimbursed for all out-of-pocket expenses, if any, incurred in attending Board and committee meetings.

AUDIT COMMITTEE

     The Company's Audit Committee consists of three outside directors: Mr. Cohen, Mr. Greimann and Mr. Lowrey. The Audit Committee met one time in 1996. The Audit Committee reviews the general scope of the Company's annual audit and the nature of services to be performed for the Company in connection therewith, acting as liaison between the Board of Directors and the independent auditors. The Audit Committee also formulates and reviews various Company policies, including those relating to accounting practices and internal control structure of the Company. In addition, the Audit Committee is responsible for recommending, reviewing and monitoring the performance of the Company's independent auditors.

COMPENSATION COMMITTEE

     The Company has a Compensation Committee currently consisting of three directors: Mr. Golden, Mr. Greimann and Mr. Lowrey. The Compensation Committee met four times in 1996. The Compensation Committee is responsible for reviewing and establishing the annual compensation for all executive officers, including the salary and the compensation package of each such officer. A portion of the compensation package may include a bonus award. The Compensation Committee also administers the Company's benefit plans, including the Company's 1996 Stock Option Plan; provided, however, that the Board of Directors has delegated all rights to determine awards of stock-based compensation to individuals who file reports pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to a subcommittee of the Compensation Committee consisting of Messrs. Greimann and Lowrey, each of whom is a "non-employee" director, as such term is defined in Rule 16b-3 promulgated pursuant to the Exchange Act.

NOMINATING COMMITTEE

     The Company does not have a standing nominating committee of the Board of Directors.

     Notwithstanding anything to the contrary which is or may be set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate Company filings, including this proxy statement, in whole or in part, the following Report and the Performance Graph contained on page 24 shall not be incorporated by reference into any such filings.

                    REPORT OF THE COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

     The Compensation Committee is composed entirely of outside directors. The Committee considers and establishes compensation policies and approves benefit plans as well as specifically setting salary, annual cash incentive levels, and long-term incentive levels for the Chief Executive Officer and other members of executive management.

COMPENSATION PHILOSOPHY

     The Compensation Committee made significant changes to the Company's executive compensation program in 1996. These changes were necessary to begin a transition toward greater levels of performance-based compensation, and to reduce the Company's traditional reliance on relatively high levels of base salary. Specifically, annual fixed salaries were reduced or held constant for most members of executive management, and increased emphasis was placed on performance-based cash incentives and stock option grants. The Compensation Committee believes that these changes were necessary to more closely align the financial interests of the Company's executive officer group with those of the Company's shareholders.

     The following objectives were used by the Compensation Committee in designing the Company's 1996 executive compensation program. The compensation program must:

     - Attract, motivate and retain key executives;

     - Align key management and shareholder interests; and

     - Provide incentives that reward executive management performance only if the Company's performance meets or exceeds planned results.

     During 1996, certain information was used by the Compensation Committee to guide decisions concerning executive compensation, including recovery audit industry practices, compensation surveys prepared by an outside consulting firm with respect to companies of similar size and growth, peer group surveys, and experience of the Committee members.

EXECUTIVE COMPENSATION PROGRAM

     The 1996 executive compensation program consisted of base salary, annual cash incentives, and long-term remuneration in the form of deferred compensation arrangements and non-qualified stock options.

  Base Salary

     The recovery auditing industry in general and the Company in specific traditionally have compensated key executives primarily on the basis of cash, generally consisting of salary and performance-based incentives. Additionally, to attract talented field managers to home office positions, it has historically been necessary for the Company to maintain or increase the levels of remuneration being paid to these individuals, who generally are highly compensated. Prior to 1996, these two factors over time had significantly elevated the base compensation levels required to staff the Company's key management positions. As a result of becoming a publicly traded company, however, the Compensation Committee decided to reduce the level of emphasis on base salary throughout the Company's management groups in favor of greater levels of long-term compensation such as stock options. The Compensation Committee believes that having greater levels of each manager's compensation "at risk," serves to more closely align management's interests with those of the Company's shareholders.

     In determining the appropriate base salary levels for 1996, the Compensation Committee considered several factors, including current industry practices, external market surveys of similarly sized companies, and review of peer group compensation. For 1996, base salaries were set by the Compensation Committee for members of executive management with the following factors in mind: (i) the fact that rapidly growing responsibilities and complexities are inherent in key positions, (ii) the need to retain key executives within the Company, and (iii) the need to attract new talent as the Company continues to grow. All of these factors were considered subjectively with no particular emphasis or weight given to any one factor.

     As a result of the foregoing, in 1996 the base salaries of Mr. Cook (Chief Executive Officer), Mr. Toma (Vice Chairman) and Mr. O'Toole (Executive Vice President and Chief Audit Officer) were reduced as compared to 1995. Additionally, the 1996 annual salary of Mr. Ellis (Senior Vice President and Chief Financial Officer) was not increased from the annualized level paid in 1995. The 1996 salary of Mr. Dinkins (Executive Vice President -- Sales and Marketing) was increased slightly by 4.5% due to his increased responsibilities in the international area. Mr. Lustig (Executive Vice President of the Company, and President of the PRG Retail, Wholesale and Government Divisions since January 1997) joined the Company in December 1995 and received base salary adjustments during the year to reflect increasing responsibilities and promotions.

  Annual Incentive Compensation

     The 1996 annual incentive plan for executive management included several performance criteria: Company pro forma earnings per share, Company revenues, Company operating income, and individual goals. The annual incentive plan was designed to directly align pay to financial results, with increases and decreases in incentive pay tied to financial targets achieved and missed, respectively. Components of each executive officer's annual incentive compensation were established by the Compensation Committee. The 1996 annual incentive compensation for Messrs. Cook, Toma and Ellis was based solely on Company pro forma earnings per share attainment. Annual incentive compensation in 1996 for the other executive officers was based on factors such as Company revenues, Company operating income and individual performance objectives. The 1996 annual incentive plans for each executive officer contained threshold targets for each bonus component to ensure that no annual incentive compensation would be earned for substandard performance. Additionally, maximum compensation limits were in effect for each bonus component pertaining to each executive officer.

  Deferred Compensation

     The Company historically has provided, and continues to provide, non-qualified deferred compensation arrangements for certain executive officers. The purpose of these arrangements is to assist in the retention of these executives by allowing a portion of their total compensation to be deferred along with a full or partial matching obligation by the Company. In most instances, the matching obligation vests over a series of years of continuing employment with the Company. Each executive officer negotiated the deferred compensation component of his compensation package when he entered into his employment agreement with the Company. Mr. Cook did not require a deferred compensation element in his employment agreement. Since deferred compensation is accrued and paid in accordance with provisions of the related employment agreements, no additional determinations with respect to this compensation component are made by the Compensation Committee.

  Other Long-Term Incentive Compensation

     The Company's shareholders approved an additional long-term incentive program through the adoption of the Company's 1996 Stock Option Plan (as successor in interest to the 1995 Stock Option Plan established by a predecessor of the Company). All executive officers have received option grants under the 1996 Stock Option Plan. The use of stock options is meant to align the interests of key executives and shareholders. All options granted under the 1996 Stock Option Plan through March 26, 1997 have been at fair market value on date of grant, and vest ratably over five years of continuous employment with the Company. The Compensation Committee grants options to key employees of the Company, including the executive officers, based upon the following subjective factors: current position, level of performance, potential for future responsibilities, and the number of vested and unvested options already held. The size of the grant is intended to create meaningful opportunities for stock ownership for the executive officers.

  Compliance with Internal Revenue Code Section 162(m)

     The maximum amount which an employer may claim as a compensation deduction in any fiscal year, pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, is $1,000,000, unless certain performance related compensation exemptions are met. The Compensation Committee believes it is unlikely that any executive officers of the Company will, in the near future, receive in excess of $1,000,000 in aggregate compensation, other than those individuals with respect to whom the performance related compensation exemptions have been satisfied. The Committee intends to review the potential effect of Section 162(m) periodically.

  Compensation of Chief Executive Officer

     On March 20, 1996, Mr. Cook signed a revised employment agreement with the Company. This agreement expires in the year 2000, but provides for automatic one-year renewals upon expiration of each year of employment, such that it always has a five year term, subject to prior notice of non-renewal by the Board of Directors.

     As a result of the previously discussed intent of the Compensation Committee to emphasize performance based compensation over base salary, Mr. Cook, working in concert with the Compensation Committee, agreed to reduce his base salary from $695,000 in 1995 to $350,000 in 1996 as part of the revised employment agreement. In place of his reduced base salary, two performance based incentive arrangements were substituted, and are discussed below.

     An annual incentive compensation arrangement was established for Mr. Cook commencing in 1996 whereunder he is eligible to earn an annual cash incentive of up to 100% of his base salary if the Company achieves certain pro forma earnings per share goals. The minimum compensable goal for 1996 was established at $.28 per share, which represented a 33% increase over the Company's 1995 pro forma earnings per share of $.21. The Company achieved pro forma earnings per share of $.39 in 1996, and Mr. Cook earned an intermediate level bonus of $262,500 with respect to such year.

     In addition to an annual incentive compensation arrangement, Mr. Cook was also granted options to purchase 150,000 shares of Company common stock. The grant was made in connection with Mr. Cook's signing of his revised employment agreement in 1996, was priced at the fair market value of the Company's common stock at date of grant, and vests ratably and prospectively over five years. Mr. Cook's employment agreement also provides that further option grants will be made annually through 1998 if earnings per share exceed the level achieved in the immediately preceding year by certain specified percentages -- generally 30% or greater. The Company's 1996 pro forma earnings per share achievement entitled Mr. Cook to a grant on December 31, 1996 of options to purchase 73,530 shares of Common Stock at $16.00 per share, which represented the fair market value of the Company's common stock on that date. The December 31, 1996 options granted pursuant to this employment agreement provision, and any similar future grants, vest ratably and prospectively over five years.

                                          COMPENSATION COMMITTEE

                                          E. James Lowrey, Chairman
                                          Jonathan Golden
                                          Garth H. Greimann

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued by the Company to the Company's Chief Executive Officer, the other four most highly paid executive officers of the Company in 1996 and one former executive officer (Mr. O'Toole) who would have been among the most highly paid executives but for the fact that, due to his strategic redeployment, he was no longer serving as an executive officer at year end (the "Named Executive Officers"). The information presented is for the years ended December 31, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                          COMPENSATION
                                                                          -------------
                                          ANNUAL COMPENSATION(1)           SECURITIES
                                    -----------------------------------    UNDERLYING
                                                           OTHER ANNUAL      OPTIONS          ALL OTHER
NAME AND POSITION            YEAR   SALARY(2)    BONUS     COMPENSATION   (# OF SHARES)   COMPENSATION(1)(3)
---------------------------  ----   ---------   --------   ------------   -------------   ------------------
John M. Cook...............  1996   $356,731    $262,500      $   --         223,530           $     --
  Chairman of the Board,     1995    695,000          --          --              --            115,000
  Chief Executive Officer
  and President
John M. Toma...............  1996    307,609     122,400          --         100,000             55,000
  Vice Chairman and          1995    374,000          --          --              --              4,000
  Assistant Secretary
Michael A. Lustig..........  1996    211,269      67,302          --          27,500             20,000
  Executive Vice President,
  and President of PRG
  Retail, Wholesale and
  Government Divisions(4)
Paul J. Dinkins............  1996    299,757     114,000          --          10,000             29,906
  Executive Vice             1995    287,000      62,000          --         100,000             30,000
  President
Brian M. O'Toole...........  1996    300,950     108,000          --              --             57,850
  Executive Vice             1995    350,000      28,000          --         100,000             70,000
  President and Chief Audit
  Officer
Donald E. Ellis, Jr........  1996    160,000      56,000          --          10,000             26,446
  Senior Vice President,     1995    131,000      13,000      22,000         120,000             26,000
  Treasurer and Chief
  Financial Officer(5)

---------------

(1) The compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers which are available generally to all salaried employees of the Company and certain perquisites and other personal benefits, securities or property received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.
(2) Includes contributions made to the Company's 401(k) Plan during the years presented.

(3) Consists of:

    (a) Premiums for supplemental term life insurance paid by the Company in the approximate amounts set forth below:

                                               1996       1995
                                              ------    --------
Mr. Cook....................................  $   --    $102,000
Mr. Toma....................................      --       4,000
Mr. Lustig..................................      --          --
Mr. Dinkins.................................   4,906       5,000
Mr. O'Toole.................................   2,850       3,000
Mr. Ellis...................................   1,446       1,000


    (b) Deferred compensation accrued in the Consolidated Balance Sheet of the Company on behalf of Messrs. Toma, Lustig, Dinkins, O'Toole and Ellis in the amounts of $55,000, $20,000, $25,000, $55,000 and $25,000, respectively, in 1996; and Messrs. Dinkins, O'Toole and Ellis in the amounts of $25,000, $67,000, $25,000, respectively, for 1995.

    (c) Legal expenses paid by the Company in 1995 on behalf of Mr. Cook in the amount of $13,000.
(4) Mr. Lustig's 1995 compensation has not previously been disclosed and is therefore not required to be disclosed herein.
(5) 1995 amounts shown reflect compensation from March 1, 1995, when Mr. Ellis began employment with the Company.

OPTION GRANTS TABLE

     The following table sets forth certain information regarding options granted to the Named Executive Officers during the year ended December 31, 1996. No separate stock appreciation rights ("SARs") were granted during fiscal 1996.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                                 -----------------------------------------------     POTENTIAL REALIZABLE
                                              PERCENT OF                               VALUE AT ASSUMED
                                 NUMBER OF      TOTAL                               ANNUAL RATES OF STOCK
                                 SECURITIES    OPTIONS     EXERCISE                 PRICE APPRECIATION FOR
                                 UNDERLYING   GRANTED TO   OR BASE                       OPTION TERM
                                  OPTIONS     EMPLOYEES     PRICE     EXPIRATION   ------------------------
NAME                             GRANTED(1)    IN 1996      ($/SH)       DATE          5%           10%
----                             ----------   ----------   --------   ----------   ----------    ----------
John M. Cook...................   150,000         22%       $11.00     03/26/06    $1,037,850    $2,630,100
                                   73,530         11         16.00     12/31/06       740,006     1,875,309
John M. Toma...................   100,000         15         11.00     03/26/06       691,900     1,753,400
Michael A. Lustig..............     2,500          *         18.00     07/16/06        28,305        71,730
                                   25,000          4         19.875    07/31/06       312,534       792,019
Paul J. Dinkins................    10,000          1         11.00     03/26/06        69,190       175,340
Brian M. O'Toole...............        --         --            --           --            --            --
Donald E. Ellis, Jr............    10,000          1         11.00     03/26/06        69,190       175,340

---------------

  * Less than one percent.
(1) Options are non-qualified options granted under the Company's 1996 Stock Option Plan. All options have ten year terms and vest as follows: 20% becomes exercisable on the anniversary of grant and an additional 20% becomes exercisable on each grant date anniversary thereafter; provided, however, that Mr. Cook's options will vest automatically upon the occurrence of certain events. See "Employment Agreements" below.

OPTION EXERCISES AND YEAR-END VALUE TABLE

     None of the Named Executive Officers has held or exercised separate SARs. The following table sets forth certain information regarding options exercised during the year ended December 31, 1996, and unexercised options held at fiscal year-end, by each of the Named Executive Officers.

                       OPTION VALUES AT DECEMBER 31, 1996

                                                           NUMBER OF SECURITIES
                                   SHARES                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                  ACQUIRED              OPTIONS AT FISCAL YEAR-END      IN-THE-MONEY OPTIONS AT
                                     ON       VALUE                 (#)                 FISCAL YEAR-END ($)(1)
                                  EXERCISE   REALIZED   ---------------------------   ---------------------------
NAME                                (#)        ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                              --------   --------   -----------   -------------   -----------   -------------
John M. Cook....................       --    $    --          --         223,530        $    --      $  750,000
John M. Toma....................       --         --          --         100,000             --         500,000
Michael A. Lustig...............       --         --       4,800          46,700         38,400         153,600
Paul J. Dinkins.................       --         --      20,000          90,000        214,000         906,000
Brian M. O'Toole................       --         --      20,000          80,000        214,000         856,000
Donald E. Ellis, Jr.............   24,000    330,050          --         106,000             --       1,077,200

---------------

(1) Calculated based on a fair market value of $16.00 per share of Common Stock at December 31, 1996, less the applicable exercise prices.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement, as amended, with John
M. Cook that expires December 31, 2000. The employment agreement provides for automatic one-year renewals upon the expiration of each year of employment (such that it always has a five-year term), subject to prior notice of non-renewal by the Board of Directors. Under the employment agreement, Mr. Cook is entitled to receive an annual base salary of $350,000 and bonus of up to $350,000 based upon the Company's performance. Effective on the date of the Company's initial public offering, March 26, 1996, Mr. Cook was granted options under the Company's 1996 Stock Option Plan to purchase 150,000 shares of Common Stock at the same price as the price to public in connection with the offering, $11.00 per share, vesting over a five-year period at 20% per year. Mr. Cook also is eligible to receive additional options exercisable for up to 150,000 shares of Common Stock based upon the Company's performance for each of 1996, 1997 and 1998. Any options so granted to Mr. Cook shall be granted at fair market value as of the end of the applicable year. 73,530 such options were granted with respect to 1996 at a purchase price of $16.00 per share. If Mr. Cook is terminated other than for cause or if Mr. Cook resigns for "Good Reason," he is eligible to receive a severance payment up to a maximum amount not to be deemed an "excess parachute payment" under the Internal Revenue Code of 1986, as amended (the "Code"), and all outstanding options immediately become vested. For purposes of Mr. Cook's employment agreement "Good Reason" means, unless Mr. Cook consents thereto, (i) the assignment of duties or a position or title inconsistent with or lower than the duties, position or title provided in Mr. Cook's employment agreement; (ii) the principal place where Mr. Cook is required to perform a substantial portion of his duties is outside of Atlanta, Georgia; (iii) the reduction of Mr. Cook's compensation unless the Board (or the Compensation Committee) has authorized a general compensation decrease for all executive employees of the Company; or (iv) there is a merger, consolidation or reorganization of the Company or any other transaction resulting in Mr. Cook (together with his immediate family or trusts or limited partnerships established for the benefit of Mr. Cook and/or such persons) owning in the aggregate less than 20% of the voting control of the Company or there is a sale or agreement to sell or a grant of an option to purchase all or substantially all of the assets of the Company. Mr. Cook also is entitled to receive certain supplemental insurance coverage and other personal benefits under his employment agreement. Mr. Cook has agreed not to compete with the business of the Company or to solicit any of the Company's clients or employees for a period of 18 months following termination of employment.

     The Company has also entered into employment agreements with John M. Toma, Michael A. Lustig, Paul J. Dinkins, Brian M. O'Toole and Donald E. Ellis, Jr., each of which, with the exception of Mr. Dinkins', will expire December 31, 1997 and provides for automatic one-year renewals upon the expiration of each year of employment, subject to prior notice of nonrenewal by the Board of Directors. Mr. Dinkins' agreement, as amended, will expire December 31, 1999 but will automatically renew on a year-to-year basis thereafter unless either party gives the other 90 days prior notice of intention not to renew. Under Mr. Toma's employment agreement, he is entitled to receive an annual base salary of $306,000 and an annual bonus of up to 50% of his base salary based on the Company's performance. Effective on the date of the Company's initial public offering, March 26, 1996, Mr. Toma was granted options under the Company's 1996 Stock Option Plan to purchase 100,000 shares of Common Stock at the same price as the price to public, $11.00 per share, in connection with the offering, vesting over a five-year period at 20% per year. In addition, the Company has agreed to make annual contributions in the amount of $55,000 per year to a deferred compensation program for Mr. Toma, which amounts will vest 50% immediately and the remainder at 10% per year, and to provide him with certain supplemental insurance coverage and other personal benefits. Upon termination, other than for cause or by voluntary resignation, Mr. Toma will receive one year's base salary and other personal benefits. Mr. Toma will receive one year's base salary if he resigns for "Good Reason" (as such term is similarly defined in Mr. Cook's employment agreement). Mr. Toma has agreed not to compete with the business of the Company or to solicit any clients or employees of the Company for a period of 18 months following termination of employment.

     Under the Company's employment agreements with Messrs. O'Toole and Ellis, such persons are contractually entitled to receive annual base salaries of $300,000 and $160,000, respectively, while pursuant to Mr. Lustig's agreement, in 1996 he was contractually entitled to receive a graduated annual base salary ranging from $190,000 to $250,000. With respect to 1997, the Compensation Committee has determined to increase Mr. Ellis' and Mr. Lustig's annual base salaries to $175,000 and $265,000, respectively, while Mr. Dinkins' employment agreement, as amended, provides that his 1997 base salary will be $265,000 and that he will receive additional compensation in the form of sales and account management incentive compensation, as well as certain payments as compensation for relocation expenses. In addition, Messrs. O'Toole, Ellis and Lustig are entitled to receive annual bonuses of up to 50% of their respective base salaries based on the Company's performance. Also, the Company has agreed to make annual contributions of up to $55,000 per year for Mr. O'Toole, $25,000 per year for Messrs. Dinkins and Ellis, and $20,000 per year for Mr. Lustig to a deferred compensation program for each of such employees, which contributions will be fully vested upon contribution for Mr. O'Toole and will vest 10% per year for Messrs. Dinkins, Ellis and Lustig, and to provide them with certain supplemental insurance coverage and other personal benefits. Upon termination, other than for cause or by voluntary resignation under certain conditions, Messrs. O'Toole, Dinkins and Ellis will receive compensation equal to one year's base salary, while Mr. Lustig will receive compensation equal to six months' base salary. In addition, Mr. Ellis will receive one year's base salary if he resigns for "Good Reason" (as such term is similarly defined in Mr. Cook's employment agreement). In the event of the sale of all or substantially all of the assets of the Company, certain mergers involving the Company, or the sale by the shareholders of 51% or more of the outstanding capital stock of the Company to a third party, Mr. O'Toole may receive additional deferred compensation up to $400,000, reduced by one-half of the deferred compensation payments made by the Company on behalf of Mr. O'Toole prior to the date of such sale or merger, and Mr. O'Toole's employment agreement automatically converts to a term ending three years from the date of such sale, with annual compensation equal to his then annual base salary. Messrs. O'Toole, Dinkins, Ellis and Lustig have agreed not to compete with the business of the Company or to solicit any clients or employees of the Company for a period of 18 months following termination of their respective employments.

1996 STOCK OPTION PLAN

     In January 1996, the Company, with the approval of its shareholders, adopted the 1996 Stock Option Plan (the "1996 Plan"). As of February 28, 1997, options for 1,756,030 shares were outstanding (after adjustment for forfeitures) and 28,000 had been exercised. Unless sooner terminated by the Board, the 1996 Plan terminates in January 2006.

     Options may be granted under the 1996 Plan to key employees, officers or directors of, and consultants and advisors to, the Company and its subsidiaries. The Company estimates that, as of the date of this Proxy

Statement, approximately 700 employees (including officers) and five non-officer directors of the Company are eligible to participate in the 1996 Plan. The following discussion contains a summary of the 1996 Plan.

  Shares Reserved for the Plan

     The Company's 1996 Plan provides for the grant of options to acquire a maximum of 3,500,000 shares of Common Stock, subject to adjustment in the event of stock dividends, stock splits, combination of shares, recapitalizations, or other changes in the outstanding Common Stock. Shares issued under the 1996 Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased on the open market.

     The 1996 Plan permits the grant of incentive stock options ("ISOs") and non-qualified stock options ("NSOs") at the discretion of the Compensation Committee (the "Committee") of the Board of Directors.

  Purpose of Plan

     The Company desires to attract and retain persons of skill and experience and to encourage their highest levels of performance on behalf of the Company and its subsidiaries. The 1996 Plan accordingly affords eligible persons the opportunity to acquire stock rights in the Company. A portion of the options issued pursuant to the 1996 Plan may constitute ISOs within the meaning of
Section 422 of the Code or any succeeding provisions. The 1996 Plan is not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

  Duration of Plan

     Stock options may be granted pursuant to the 1996 Plan from time to time prior to the earliest of (1) January 25, 2006; (2) the date on which all shares have been issued under the 1996 Plan; or (3) such date as the Board of Directors shall determine in its sole discretion.

  Administration of the Plan

     The 1996 Plan is administered by the Committee. Subject to the terms of the 1996 Plan, in administering the 1996 Plan and the stock options granted under the 1996 Plan, the Committee shall have the authority to (1) determine the employees of the Company and its subsidiaries to whom ISOs may be granted, and to determine the directors, officers and employees of the Company and its subsidiaries and the consultants and advisors, to whom NSOs may be granted; (2) determine the time or times at which options may be granted; (3) determine the number of shares subject to each option and the exercise price thereof; (4) determine whether each option granted shall be an ISO or a NSO; (5) determine the time or times when each option shall become exercisable and the duration of the exercise period; (6) determine whether restrictions are to be imposed on shares subject to options and the nature of such restrictions; (7) determine whether and under what circumstances cash payments shall be made upon the termination of options, and whether and under what circumstances stock acquired pursuant to the exercise of an option shall be repurchased by the Company; and
(8) interpret the 1996 Plan and prescribe and rescind rules and regulations, if any, relating to and consistent with the 1996 Plan; provided, however, that the Board of Directors has delegated all rights to determine awards of stock-based compensation to individuals who file reports pursuant to Section 16 of the Exchange Act to a subcommittee of the Compensation Committee consisting of Messrs. Greimann and Lowrey, each of whom is a "nonemployee" director, as such term is defined in Rule 16b-3 promulgated pursuant to the Exchange Act.

     The current Committee members are Mr. Lowrey, Chairman, Mr. Golden and Mr. Greimann. The terms of each of Messrs. Lowrey, Golden and Greimann as directors expire at the 1998 Annual Meeting of the Shareholders, unless they are reelected as contemplated. Under the 1996 Plan, acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.

     No members of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the 1996 Plan or any stock options granted under it. No member of the Board or the Committee shall be liable for any act or omission of any other member of the Board or the Committee or for any act or omission on his own part, including but not limited to the exercise of any power or discretion given to him under the 1996 Plan, except those resulting from his own gross negligence or willful misconduct. In addition to such other rights of indemnification as he may have as a member of the Board or Committee, each member of the Board and the Committee shall be entitled to indemnification by the Company with respect to administration of the 1996 Plan and the granting of stock options under it.

  Amendment of the Plan

     The 1996 Plan may be terminated or amended by the Board of Directors at any time, except that the following actions may not be taken without shareholder approval: (a) materially increasing the number of shares that may be issued under the 1996 Plan (except by certain adjustments under the 1996 Plan); (b) materially modifying the requirements as to eligibility for participation in the 1996 Plan; (c) materially increasing the benefits accruing to participants under the 1996 Plan; (d) modifying the exercise price at which shares may be offered (except by adjustment pursuant to the 1996 Plan); and (e) modifying the January 25, 2006, expiration date of the 1996 Plan. Stock options may not be granted under the 1996 Plan after the date of termination of the 1996 Plan, but options granted prior to that date shall continue to be exercisable according to their terms.

  Eligibility for Participation

     Each person who is serving as an officer, director, or employee of the Company or any of its subsidiaries is eligible to participate in the 1996 Plan. Furthermore, certain consultants and advisors to the Company may also be eligible to participate in the 1996 Plan.

     Nothing contained in the 1996 Plan or in any stock option agreement may confer upon any person any right to continue as director, officer or employee of the Company or its subsidiaries or as a consultant or advisor, or limit in any way any right of shareholders or of the Board, as applicable, to remove such person.

  Plan Benefits

     During 1996 and from January 1, 1997 through March 26, 1997, the number and exercise price of options granted to executive officers as a group, non-executive directors and non-executive employees were as set forth below. See "Stock Option Grants in Last Fiscal Year" Table above for discussion regarding number of securities underlying options granted to the Named Executive Officers. Mr. Cook is eligible to receive, annually, options to purchase up to 150,000 shares of Common Stock if the Company achieves certain earnings per share increases. See "Employment Agreements."

                                                                              FROM JANUARY 1, 1997
                                                        1996                 THROUGH MARCH 26, 1997
                                             ---------------------------   ---------------------------
                                                         EXERCISE PRICE                EXERCISE PRICE
                                             NUMBER OF     OR RANGE OF     NUMBER OF     OR RANGE OF
GROUP                                         OPTIONS    EXERCISE PRICES    OPTIONS    EXERCISE PRICES
-----                                        ---------   ---------------   ---------   ---------------
Executive Group............................   478,530    $11.00-$19.875      95,000     $12.75-$14.75
Non-Executive Director Group...............    10,000    $         8.00           0               N/A
Non-Executive Officer Employee Group.......   187,500    $11.00-$19.875     425,500     $12.75-$16.50

  Grant of Stock Options

     The Committee may grant stock options to eligible persons in such amounts and on such terms not inconsistent with the 1996 Plan as it may deem appropriate up to the number of shares remaining subject to the 1996 Plan. The Company and each eligible person shall execute an agreement providing for the grant of stock options in accordance with the pertinent provisions of the 1996 Plan. No consideration shall be paid in connection with any such grant unless the sale of shares is made simultaneously with the grant.

  Option Exercise Price

     The exercise price per share for the shares subject to NSOs shall be at whatever price is approved by the Committee. Although there are no limitations on the exercise price per share of an NSO, the exercise price per share for the shares subject to ISOs shall be not less than the fair market value per share of Common Stock on the grant date, except that in the case of an ISO to be granted to an employee owning more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price per share shall be not less than 110% of the fair market value per share of Common Stock on the grant date. The "fair market value" shall be the closing price on the Nasdaq National Market on the day of grant or if no sale of the Common Stock has been made on such date, on the next preceding day on which there was such a sale.

  Vesting of Options

     Unless otherwise provided by the Committee, options granted under the 1996 Plan generally vest at the rate of 20% per annum over a five-year period so that all options are vested after five years. In the event of a change of control, the Committee may also accelerate the vesting of outstanding options under the 1996 Plan.

  Adjustments to Exercise Price and Number of Shares

     If the shares of Common Stock are subdivided or combined, or a stock dividend is declared and paid, the number of shares of Common Stock deliverable upon the exercise of the options shall be increased or decreased proportionately, and the purchase price per share shall be adjusted to reflect such subdivision, combination or stock dividend. If, while unexercised Options remain outstanding under the 1996 Plan, the Company proposes to merge or consolidate with another corporation, whether or not the Company is to be the surviving corporation, or if the Company proposes to liquidate or sell or otherwise dispose of substantially all of its assets, or substantially all of the outstanding shares of stock of the Company are to be sold, then the Committee may, in its sole discretion, either (i) make appropriate provision for the protection of any such outstanding Options by the substitution on an equitable basis of appropriate stock of the surviving corporation or its parent in the merger or consolidation, or other reorganized corporation that will be issuable in respect to the shares of Common Stock of the Company subject to such options, provided that, with respect to ISOs, such provision shall satisfy the requirement that no additional benefits shall be conferred upon optionees as a result of such substitution within the meaning of Section 424(a) of the Code, and that the excess of the aggregate fair market value of the shares subject to the options immediately after such substitution over the purchase price thereof is not more than the excess of the aggregate fair market value of the shares subject to such options immediately before such substitution over the purchase price thereof, or (ii) upon written notice to the Optionees, provide that all unexercised Options must be exercised within a specified number of days of the date of such notice or they will be terminated. In any such case, the Committee may, in its discretion, accelerate the date on which outstanding Options become exercisable. In no event, however, shall the Committee be obligated to take any action as a result of any such transaction, it being acknowledged that it is in the Committee's sole discretion to determine if, and to what extent, any such action shall be taken.

  Duration and Termination of Options

     Each option expires on the date specified by the Committee, but not more than (i) ten years from the grant date in the case of NSOs, (ii) ten years from the grant date in the case of ISOs generally, and (iii) five years from the grant date in the case of ISOs granted to an employee owning more than 10% of the total combined voting power of all classes of stock of the Company. If approved by the Committee, after request by the grantee, ISOs may be converted into NSOs and the term of such option may be extended.

  Means of Exercise of Options

     Options are exercised by giving written notice to the Company at its principal office address, accompanied by full payment of the purchase price therefor and the applicable withholding tax, either (a) in United States dollars in cash or by check, or (b) if permitted by the Committee, the delivery of shares of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the option; provided, however, that such shares must have been held for at least six months.

  Non-transferability of Options

     No option is transferable except by will or by the laws of descent and distribution, and all options are exercisable, during the lifetime of the optionee, only by the optionee or the optionee's guardian or legal representative. Shares subject to options granted under the 1996 Plan that have lapsed or terminated may again be subject to options granted under such 1996 Plan.

  Tax Treatment

     The following discussion addresses certain anticipated federal income tax consequences to recipients of awards made under the 1996 Plan. It is based on the Code and interpretations thereof as in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

     Under current interpretations of the Code, the grant of a NSO to an optionee will not result in the recognition of any taxable income to the optionee, because a NSO does not have a readily ascertainable fair market value on the date it is granted. Upon exercise of the NSO, however, the optionee will generally recognize ordinary compensation income equal to the excess, if any, of the fair market value of the shares received pursuant to the exercise of the NSOs over the exercise price. Such taxation upon the exercise of a NSO will be deferred (i) if the NSO shares are subject to restrictions imposed by the Committee which could result in a substantial risk of their forfeiture or (ii) if the optionee is subject to the "short-swing profit" forfeiture provisions of
Section 16(b) of the Exchange Act, unless, in either event, the optionee makes an election pursuant to Section 83(b) of the Code (an "83(b) Election"), within 30 days of receipt of the NSO shares to be taxed on the date of receipt of the NSO shares. If no 83(b) Election is made, the optionee will recognize ordinary compensation income at the time the NSO shares are no longer subject to such restrictions or the optionee is no longer subject to Section 16(b) liability as a result of the transfer of the NSO, in an amount equal to the excess of the value of the option shares at such time over the amount paid for them.

     Provided it complies with any applicable income tax withholding requirements, the Company will normally be entitled to a deduction for federal income tax purposes equal to the amount of income recognized by the optionee due to the exercise of a NSO.

     An optionee to whom an ISO which qualifies under Section 422 of the Code is granted generally will not recognize income at the time of grant of the ISO or its exercise. However, the excess of the fair market value of the shares subject to the ISO over the exercise price of the ISO at the time of its exercise is an adjustment to taxable income in determining an optionee's alternative minimum taxable income and ultimately his alternative minimum tax ("AMT"). As a result, this adjustment could cause the optionee to be subject to AMT or increase his existing AMT liability.

     If an optionee who has exercised an ISO does not sell the ISO shares until
(i) more than one year after exercise and (ii) more than two years after the date of grant, such optionee will normally recognize long term capital gain or loss equal to the difference, if any, between the selling price of the shares and the exercise price. If the optionee sells the shares before the time periods referenced above expire (a "disqualifying disposition") he or she will recognize ordinary compensation income equal to the lesser of (i) the difference, if any, between the fair market value of the shares on the date of exercise and the exercise price of the ISO, and (ii) the difference, if any, between the selling price for the shares and the exercise price of the ISO. Any other gain or loss on such sale will normally be capital gain or loss.

     Unless there is a disqualifying disposition of the ISO shares, the Company does not receive any deduction for federal income tax purposes with respect to the ISO shares. Upon a disqualifying disposition, and provided the Company complies with any applicable income tax withholding requirements, the Company will normally be entitled to a deduction for federal income tax purposes equal to the amount of income recognized by the optionee due to the disqualifying disposition.

EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors has recommended that the shareholders approve The Profit Recovery Group International, Inc. Employee Stock Purchase Plan. See "PROPOSAL TO APPROVE THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. EMPLOYEE STOCK PURCHASE PLAN" below.

THE COMPANY'S 401(k) PLAN

     The Company assumed, effective immediately prior to completion of its initial public offering, the 401(k) plan sponsored by a predecessor of the Company. This plan (the "401(k) Plan") is a tax-qualified retirement plan designed to meet the requirements of Sections 401(a) and 401(k) of the Code. Under the 401(k) Plan, participants may elect to make pre-tax saving deferrals of from 1% to 15% of their compensation each year, subject to annual limits on such deferrals (e.g., $9,500 in 1997) imposed by the Code. The Company may also in its discretion, on an annual basis, make a matching contribution with respect to such participant elective deferrals and/or additional Company contributions. The only form of benefit payment under the 401(k) Plan is a single lump-sum payment equal to the balance in the participant's account. Under the 401(k) Plan, the vested portion of a participant's accrued benefit is payable upon such employee's termination of employment, attainment of age 59 1/2 (with respect to 100% vested accounts only), retirement, total and permanent disability or death.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     On June 26, 1991, the Company entered into a lease for office space with 1250 Building, Inc. ("1250 Building") which expired July 1, 1996. Messrs. Cook, Cohen, Golden and Toma own 73.0%, 10.0%, 10.0% and 7.0% interests, respectively, in 1250 Building. The Company vacated this office space in December 1993, and 1250 Building relet the space to a third-party lessee, with the Company remaining responsible for the difference in rent to 1250 Building. During 1996, the Company paid rental payments to 1250 Building of $15,000.

     On December 29, 1994, the Company's predecessor and certain of its foreign subsidiaries borrowed an aggregate of approximately $1.7 million from their respective shareholders, consisting of certain of the directors and executive officers of the Company and certain members of their immediate families, as follows: John M. Cook -- $1.0 million, members of Mr. Cook's immediate family -- $179,000, Stanley B. Cohen -- $159,000, Jonathan Golden -- $159,000,
John M. Toma -- $116,000 and members of Mr. Toma's immediate family -- $30,000 (Messrs. Cook, Cohen, Golden and Toma and certain members of their immediate families are collectively herein called the "Investors"). The proceeds of these loans were used for working capital. These notes accrued interest at 8.5% per annum and were payable in annual installments that were to have commenced on December 31, 1995. The Company partially prepaid the Investors' notes and the interest accrued thereon in April, 1995 and at December 31, 1995, the following aggregate principal amounts remained outstanding: John M. Cook, $658,000; members of Mr. Cook's immediate family, $129,000; Stanley B. Cohen, $108,000; Jonathan Golden, $108,000; John M. Toma, $54,000; and members of Mr. Toma's immediate family, $22,000. The notes were due January 31, 1998; however, the Company prepaid the notes in full with a portion of the net proceeds from its initial public offering in March 1996. This payment included accrued interest as follows: John M. Cook, $70,000; members of Mr. Cook's immediate family, $14,000; Stanley B. Cohen, $11,000; Jonathan Golden, $11,000; John M. Toma, $6,000; and members of Mr. Toma's immediate family, $2,000.

     On April 27, 1995, certain of the Company's predecessors, the Investors and Mr. T. Charles Fial entered into a Note Purchase Agreement pursuant to which an aggregate of $12.7 million in Convertible Notes was issued to noteholders. Berkshire Fund III acquired an aggregate of approximately $11.9 million original principal amount of Convertible Notes. The Convertible Notes accrued interest at five percent per annum, payable on each April 27 beginning April 27, 1996 and were due and payable in full on April 27, 2002 unless earlier exchanged or converted. Pursuant to a reorganization of the Company and its predecessor, the Convertible Notes were exchanged for 2,157,622 shares of Common Stock, or 15.2% of the then outstanding Common Stock. The Company repaid a portion of the principal on the Convertible Notes ($424,000) in

March 1996 and paid all accrued and unpaid interest thereon ($585,000) with a portion of the net proceeds from its initial public offering in March 1996.

     Garth H. Greimann, a director of the Company, is a member of Berkshire Partners and a general partner of Third Berkshire Associates, the general partner of Berkshire Fund III. In connection with the sale by the Company of the Convertible Notes to Berkshire Fund III, the Company agreed to pay Berkshire Partners a one-time transaction fee of $125,000. The Company also engaged Berkshire Partners to provide consulting services to the Company at a rate of $7,500 per month beginning in July 1995, which was later amended to $5,800 per month commencing January 1996. An aggregate of approximately $75,000 was paid in 1996. The consulting agreement was terminated effective December 31, 1996. In addition, Mr. Greimann personally acquired a Convertible Note in the original principal amount of approximately $52,000 having the same terms as described above. Mr. Greimann received an aggregate of approximately $5,000 upon the prepayment of the Convertible Notes and payment of accrued interest thereon.

     Jonathan Golden, a director of the Company, provides consulting services to the Company through JGPC. Mr. Golden is the sole shareholder of JGPC. During 1996 the Company paid JGPC aggregate consulting fees of approximately $70,000. The Company currently pays JGPC a consulting fee of $5,800 per month. The consulting agreement may be terminated by either party for any reason upon not less than 30 days prior notice. In addition, the Company has paid the law firm of Arnall, Golden & Gregory, LLP, of which JGPC serves as a partner, compensation for legal services rendered since 1991 and expects to continue utilizing this firm's services in the future.

                              CERTAIN TRANSACTIONS

     On January 4, 1995, pursuant to an Agreement and Plan of Reorganization, a predecessor to the Company acquired certain assets, net of related liabilities, of Fial & Associates, Inc. ("Fial & Associates") in exchange for 240,000 shares of common stock. In connection with the Fial & Associates transaction, T. Charles Fial, the sole shareholder of Fial & Associates, was elected to serve on the Board of Directors of the Company's predecessor and was granted certain piggyback registration rights with respect to the common stock received by him in the Fial & Associates transaction. The Company's predecessor paid Mr. Fial $1.7 million in connection with the acquisition, of which $1 million was paid pursuant to Mr. Fial's agreement not to compete with the business of the predecessor or its assigns in a specified territory for seven years. In addition, the agreement not to compete provided that the predecessor would pay Mr. Fial approximately $6.1 million over four years. To secure a portion of the consideration for the sale of the Fial & Associates assets, the Company's predecessor assigned to Mr. Fial two term life insurance policies on the life of John M. Cook in the aggregate amount of $4.0 million for which the Company continued to pay the premiums. The Company repaid in full the present value of the amount owing under the non-competition agreement ($3.7 million) with a portion of the net proceeds from its initial public offering in March 1996.

     John M. Cook is a 90% owner and manager and John M. Toma is a 10% owner and manager of CT Investments, L.L.C. ("CT Investments"). On February 8, 1996, and on March 14, 1996, CT Investments loaned the Company $1.6 million and $1 million, respectively, at a rate of 8.25% per annum, payable on demand. These loans were repaid in full with a portion of the proceeds from the Company's initial public offering.

     Several members of Mr. Cook's immediate family are employed with the Company. John M. Cook's brother, David H. Cook, is a regional Vice President of the Company. David Cook received compensation of approximately $234,100 in 1996. John M. Cook's sister-in-law, Harriette L. Cook, is employed by the Company as a Senior Auditor and received compensation based on commissions of approximately $60,000 in 1996. John M. Cook's sister, Pamela M. Cook, received approximately $135,700 in 1996 as a Senior Auditor of Central Services for the Company. John
M. Cook's sister, Patricia Sluiter, is a Senior Auditor for the Company and was compensated approximately $47,000 in 1996. John M. Cook's daughter, M. Christine Cook, received compensation based on commissions of approximately $42,000 as a Manager of Telecommunications for the Company in 1996. John M. Cook's brother-in-law, Allen R. Sluiter, is a Senior Auditor for the

Company and was compensated approximately $63,000 in 1996. John M. Cook's son, Tom Cook, received approximately $8,500 as a legal assistant for the Company in 1996.

     Stanley B. Cohen, a director of the Company, provides financial and investment advisory services to the Company and certain of its executive officers through ASL and provides financial advisory services to the Company through SBC. Mr. Cohen is the Chairman, President, Chief Executive Officer and sole shareholder of ASL and SBC. During 1996, the Company paid SBC aggregate consulting fees of approximately $70,000. The Company paid ASL consulting fees of approximately $78,000 in 1996 for providing financial advisory services to the Company and to certain of the Company's executive officers and expects to continue utilizing the services of ASL and SBC in the future. The Company currently pays SBC a consulting fee of $5,800 per month. The consulting agreement may be terminated by either party for any reason upon not less than 30 days prior notice.

     Mr. Toma's sister-in-law, Marie Neff, is employed with the Company as Vice President of Ancillary Services. For 1996, the Company paid Ms. Neff compensation of approximately $121,500.

     Tony G. Mills joined the Company as Senior Vice President -- Legal Affairs and Acquisitions, General Counsel and Secretary on October 30, 1995. Until January 1, 1996, Mr. Mills was a partner and 25% shareholder of the law firm Silfen, Segal, Fryer & Shuster, P.C. ("SSFS") and remained Of Counsel to this firm until January 31, 1996. The Company paid SSFS approximately $162,000 for legal services rendered to the Company in 1996 and the Company expects to continue utilizing this firm's services in the future.

     See "Compensation Committee Interlocks and Insider Participation" for a discussion of certain additional transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who beneficially own more than 10% of the Company's stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of copies of forms received by it pursuant to
Section 16(a) of the Securities Exchange Act of 1934, as amended, or written representations from certain reporting persons, the Company believes that with respect to 1996, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except that (i) Mr. Cook inadvertently failed to report certain shares held in trust and beneficially owned by him on one Form 3 and four Forms 4; and (ii) Mr. Toma inadvertently failed to report certain shares held in trust and beneficially owned by him on one Form 3.

       PROPOSAL TO APPROVE THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

     In January 1997, the Board adopted, subject to Shareholder approval, The Profit Recovery Group International, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan"). If approved by Shareholders, the Stock Purchase Plan will provide eligible employees (defined below) with an opportunity to purchase the Company's Common Stock through payroll deductions. The Stock Purchase Plan is intended to assist eligible employees in acquiring a stock ownership interest in the Company pursuant to a plan that is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code to help eligible employees provide for their future security and to encourage them to remain in the employment of the Company and participating subsidiaries. The following discussion contains a summary of certain material features of the Stock Purchase Plan. This discussion is qualified in its entirety, however, by reference to the copy of the Stock Purchase Plan attached as EXHIBIT "A" hereto.

SHARES RESERVED FOR THE PLAN

     The aggregate number of shares of Common Stock which may be purchased under the Stock Purchase Plan shall not exceed 750,000, subject to adjustment in the event of stock dividends, stock splits, combination of shares, recapitalizations, or other changes in the outstanding Common Stock. Shares issued under the Stock Purchase Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased on the open market.

ELIGIBLE PARTICIPANTS

     All employees of the Company, or of certain other corporations, the majority of the voting stock of which is owned by the Company (a "Subsidiary"), whose customary employment is at least 20 hours per week and five months per year will be eligible to participate in the Stock Purchase Plan. Currently, The Profit Recovery Group International I, Inc., The Profit Recovery Group Canada, Inc., The ShapsGroup, Inc. and Accounts Payable Recovery Services, Inc., are the only Subsidiaries whose employees are eligible to participate in the Plan. Additional Subsidiaries may be added by the Committee in the future. Approximately 650 employees would have been eligible to participate as of February 28, 1997.

CERTAIN MATERIAL FEATURES OF THE PLAN

     The Stock Purchase Plan provides for two purchase periods ("Plan Periods") of six months each beginning on January 1 and July 1 of each year. On the last day of each Plan Period, each eligible employee shall be entitled to purchase shares of Common Stock at a purchase price equal to 85% of the closing sale price of a share of Common Stock on the Nasdaq National Market on the first trading day of the Plan Period.

     Payment for shares of Common Stock purchased under the Stock Purchase Plan will be made by authorized payroll deductions from an eligible employee's "Base Pay." "Base Pay" means an eligible employee's total regular straight-time and overtime earnings received from the Company or a Subsidiary during a Plan Period, including payments for incentive compensation, but excluding other special payments. Eligible employees who elect to participate in the Stock Purchase Plan will designate a stated whole percentage equaling at least 1%, but no more than 10%, of Base Pay, to be deposited into a separate account, subject to a maximum aggregate deduction of $10,625 in each Plan Period. On the date of exercise, the entire periodic deposit account of each participant in the Stock Purchase Plan is used to purchase whole shares of Common Stock. No fractional shares will be purchased, and the amount remaining in the employee's account after such application will be held for the purchase of Common Stock in the next purchase period. No interest will be paid on any amounts deducted and credited to a Participant's account. Participants will be entitled to receive, as soon as practicable after the end of a purchase period, a stock certificate for the number of purchased shares.

     No participant in the Stock Purchase Plan is permitted to purchase Common Stock under the Stock Purchase Plan at a rate that exceeds $25,000 in fair market value of Common Stock for each calendar year. If the number of shares for which purchase rights are exercised exceeds the number of shares available in any Plan Period under the Stock Purchase Plan, the shares available for sale will be allocated pro rata among the participants in such Plan Period in proportion to the relative amounts in their accounts. All funds received by the Company from the sale of Common Stock under the Stock Purchase Plan may be used for any corporate purpose.

NEW PLAN BENEFITS

     It is not possible to determine how many eligible employees will participate in the Stock Purchase Plan in the future. Therefore, it is not possible to determine the dollar value or number of shares of Common Stock that will be distributed under the Stock Purchase Plan.

TAX TREATMENT

     The following discussion addresses certain anticipated federal income tax consequences to recipients of awards made under the Stock Purchase Plan. It is based on the Code and interpretations thereof as in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

     The Stock Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Code, an employee who elects to participate in an offering under the Stock Purchase Plan will not recognize income at the time the offering commences or at the time the shares purchased under the Stock Purchase Plan are transferred to him or her. If an employee disposes of such shares after two years from the date the offering of such shares is deemed to have been made for federal income tax purposes -- generally the first day of each Plan Period -- (the "Grant Date") or after one year from the date of the transfer of such shares to him or her, or if the employee holds such shares until his or her death, the employee will be required to include in income, as compensation for the year in which such disposition or death occurs, an amount equal to the excess of (i) the lesser of
(x) the fair market value of such shares at the time of disposition or death or
(y) the fair market value of such shares as of the Grant Date, over (ii) the purchase price. The employee's basis in the shares disposed of will be increased by an amount equal to the amount so includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of the disposition will be a capital gain or loss, either short-term or long-term, depending on the holding period for such shares. In such event, the Company (or the subsidiary by which the employee is employed) will not be entitled to any deduction for federal income tax purposes.

     If an employee disposes of the shares purchased under the Stock Purchase Plan within two years of the Grant Date or one year of the date of the transfer of the shares, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the excess of (i) the fair market value of such shares on the date of purchase over (ii) the purchase price. The employee's basis in such shares disposed of will be increased by an amount equal to the amount includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be a capital gain or loss, either short-term or long-term, depending on the holding period for such shares. In the event of a disposition within such two-year or one-year period, the Company (or the subsidiary by which the employee is employed) will be entitled to a deduction for federal income tax purposes in an amount equal to the amount the employee is required to include in income as a result of such disposition.

PLAN ADMINISTRATION AND TERMINATION

     The Stock Purchase Plan is administered by the Company's Compensation Committee. The Committee may adopt rules and procedures not inconsistent with the provisions of the Stock Purchase Plan for its administration. The Committee's interpretation and construction of the Stock Purchase Plan is final and conclusive.

     The Committee may at any time, or from time to time, alter or amend the Stock Purchase Plan in any respect, except that, without approval of the Shareholders of the Company, no amendment may change the number of shares reserved for purchase under the Stock Purchase Plan or adversely affect the rights of any participant with respect to amounts previously credited to his stock purchase plan account.

     The Committee shall have the right to terminate the Stock Purchase Plan or any offering thereunder at any time for any reason. Unless terminated earlier, the Stock Purchase Plan shall terminate at the time purchase rights have been exercised with respect to all shares of Common Stock reserved for grant under the Stock Purchase Plan. Upon expiration or termination of the Stock Purchase Plan, any amount not applied toward the purchase of Common Stock will be refunded.

     Although employee directors may have an interest in the Stock Purchase Plan, the Board of Directors believes that the Stock Purchase Plan is fair and in the best interest of the Company and the Shareholders.

Proxies received by the Board of Directors of the Company will be voted for approval of the Company's Employee Stock Purchase Plan, unless Shareholders specify a contrary choice in their proxies. The affirmative vote by the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the meeting is required to approve the Company's Employee Stock Purchase Plan.

                 OWNERSHIP OF DIRECTORS, PRINCIPAL SHAREHOLDERS
                         AND CERTAIN EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 26, 1997 by: (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) the Named Executive Officers; (iii) each director of the Company; and (iv) all of the Company's executive officers and directors as a group. Except as otherwise indicated in the footnotes to this table, the Company believes that the persons named in this table have sole voting and investment power with respect to all the shares of Common Stock indicated.

                                                               BENEFICIAL OWNERSHIP
                                                                 AS OF 3/26/97 (1)
                                                              -----------------------
BENEFICIAL OWNER                                                SHARES     PERCENTAGE
----------------                                              ----------   ----------
John M. Cook(2)(3)..........................................   5,390,967      29.7%
Cook Family Limited Partnership(2)..........................   1,732,684       9.5
John M. Toma(2)(4)..........................................     740,730       4.1
Donald E. Ellis, Jr.(5).....................................      26,000         *
Michael A. Lustig(6)........................................       5,830         *
Paul J. Dinkins(7)..........................................      42,000         *
Brian M. O'Toole(8).........................................      40,500         *
Tony G. Mills(9)............................................   1,896,985      10.4
Stanley B. Cohen(2)(10).....................................     900,000       5.0
Jonathan Golden(2)(11)......................................   1,082,928       6.0
Fred W. I. Lachotzki(12)....................................      12,000         *
E. James Lowrey(12).........................................       4,500         *
Berkshire Fund III(13)......................................   1,766,288       9.7
Bradley M. Bloom(13)(14)....................................   1,780,229       9.8
Jane Brock-Wilson(13)(14)...................................   1,773,949       9.8
Kevin T. Callaghan(13)(14)..................................   1,773,949       9.8
J. Christopher Clifford(13)(14).............................   1,778,185       9.8
Russell L. Epker(13)(14)....................................   1,778,185       9.8
Carl Ferenbach(13)(14)......................................   1,780,229       9.8
Garth H. Greimann(13)(14)...................................   1,773,949       9.8
Richard K. Lubin(13)(14)....................................   1,766,288       9.7
Janus Capital Corporation(15)(16)...........................   1,442,950       8.0
Thomas H. Bailey(15)(16)....................................   1,442,950       8.0
All executive officers and directors as a group (12
  Persons)(17)..............................................  11,815,224      64.6

---------------

   * Less than one percent.
 (1) Applicable percentage of ownership at March 26, 1997 is based upon 18,155,151 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the shares shown as beneficially owned. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other persons.

 (2) The business address for the named individual or entity is 2300 Windy Ridge Parkway, Suite 100 North, Atlanta, Georgia 30339-8426.
 (3) Does not include shares held for the benefit of John M. Cook or M. Lucy Cook for which Tony G. Mills is the trustee and has the sole investment and voting power with respect to such shares. Includes 1,732,684 shares held by the Cook Family Limited Partnership, for which Mr. Cook serves as the general partner and 16,750 shares held by his spouse. Also includes 134,000 shares owned by Cook Family Foundation, Inc., of which Mr. Cook, his spouse and members of his immediate family are the directors and 30,000 shares subject to options which either are currently exercisable or will become exercisable within sixty days of the date of mailing of this Proxy Statement.
 (4) Includes 39,765 shares held for the benefit of Mr. Toma for which Tony G. Mills and Mr. Toma's wife serve as co-trustees and the trustees share investment and voting power with respect to such shares. Includes 218,870 shares held by the Toma Family Limited Partnership, for which Mr. Toma serves as the general partner. Also includes 50,000 shares held by Mr. Toma's wife, 2,680 shares held by the Mary Caitlin Cook Trust, of which Mr. Toma is the trustee, and 20,000 shares subject to options which either are exercisable or will become exercisable within sixty days of the date of mailing of this Proxy Statement.
 (5) Includes 26,000 shares subject to options which are either currently exercisable or will become exercisable within sixty (60) days of the date of mailing of this Proxy Statement.
 (6) Includes 4,800 shares subject to options which are either currently exercisable or will become exercisable within sixty (60) days of the date of mailing of this Proxy Statement.
 (7) Includes 42,000 shares subject to options which are either currently exercisable or will become exercisable within sixty (60) days of the date of mailing of this Proxy Statement.
 (8) Includes 40,000 shares subject to options which are either currently exercisable or will become exercisable within sixty (60) days of the date of mailing of this Proxy Statement and 500 shares owned by his spouse.
 (9) Includes shares held by trusts containing 1,801,220 shares for the benefit of Mr. Cook and his spouse of which Mr. Mills is the sole trustee and by trusts containing 79,765 shares for the benefit of Mr. Toma and certain members of his immediate family of which Mr. Mills is a co-trustee. Also includes 16,000 shares subject to options which are either currently exercisable or will become exercisable within sixty days of the date of mailing of this Proxy Statement.
(10) Includes 197,767 shares held for the benefit of Mr. Cohen for which Shirley
     L. Cohen, Mr. Cohen's spouse, is the trustee and has sole voting and investment power with respect to such shares.
(11) Includes 143,408 shares held for the benefit of Mr. Golden for which Roberta P. Golden is the trustee and has sole voting and investment power with respect to such shares.
(12) Includes 2,000 shares subject to options which are either currently exercisable or will become exercisable within sixty (60) days of the date of mailing of this Proxy Statement.
(13) The business address for the named individual or entity is Suite 3300, One Boston Place, Boston, Massachusetts 02108-4401.
(14) Includes 1,766,288 shares held by Berkshire Fund III, for which the general partner is Third Berkshire Associates. Ms. Brock-Wilson and Messrs. Bloom, Callaghan, Clifford, Epker, Ferenbach, Greimann and Lubin serve as general partners of Third Berkshire Associates. These individuals each disclaim beneficial ownership of the shares owned by Berkshire Fund III, except to the extent of their respective pecuniary interests therein.
(15) The business address for the named individual or entity is 100 Fillmore Street, Denver, Colorado 80206-4923.
(16) Janus Capital Corporation ("Janus Capital") is a registered investment adviser which furnishes investment advice to several investment companies registered under Section 8 of the Investment Company Act of 1940 and individual and institutional clients (collectively referred to herein as "Managed Portfolios"). As a result of its role as investment adviser or sub-adviser to the Manager Portfolios, Janus Capital may be deemed to be the beneficial owner of the shares of the Company Common Stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. Mr. Bailey owns approximately

     12.2% of Janus Capital. In addition to being a stockholder of Janus Capital, Mr. Bailey serves as President and Chairman of the Board of Janus Capital. Mr. Bailey does not own of record any shares of Company Common Stock. However, as a result of his position, Mr. Bailey may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Janus Capital may have with respect to the Common Stock held by the Managed Portfolios. All shares reported herein have been acquired by the Managed Portfolios, and Mr. Bailey specifically disclaims beneficial ownership over any shares of Company Common Stock that he or Janus Capital may be deemed to beneficially own. The foregoing information was obtained by the Company from filings made by Janus Capital and Mr. Bailey with the Securities and Exchange Commission.
(17) Includes options to purchase 121,800 shares which are either currently exercisable or will become exercisable within 60 days of the date of mailing of this Proxy Statement. Does not include 636,730 shares subject to outstanding options which options are not currently exercisable and will not become exercisable within 60 days of the date of mailing of this Proxy Statement.

                               EXECUTIVE OFFICERS

     Each of the executive officers of the Company was elected by the Board of Directors to serve until the Board of Directors' meeting immediately following the next annual meeting of the Shareholders or until his earlier removal by the Board or his resignation. Mr. Paul J. Dinkins remains an Executive Vice President of the Company in 1997, but no longer serves as an executive officer due to his strategic redeployment. The following table lists the executive officers of the Company and their ages, offices with the Company, and the date from which they have continually served in their present offices with the Company.

                                                                                  DATE FIRST
                                                                                  ELECTED TO
NAME                    AGE                OFFICE WITH REGISTRANT               PRESENT OFFICE
----                    ---                ----------------------               --------------
John M. Cook..........  54    Chairman of the Board, Chief Executive Officer,        1990
                                President and Director
John M. Toma..........  51    Vice Chairman, Assistant Secretary and Director        1997
Michael A. Lustig.....  40    Executive Vice President, and President of PRG         1997
                              Retail, Wholesale and Government Divisions
Robert V. Carlino.....  48    Executive Vice President of PRG Retail,                1997
                              Wholesale and Government Divisions (United
                                States Operations)
Donald E. Ellis,        45    Senior Vice President, Treasurer and Chief             1995
  Jr..................        Financial Officer
Tony G. Mills.........  40    Senior Vice President -- Legal Affairs and             1995
                                Acquisitions, General Counsel and Secretary
David A. Brookmire....  44    Senior Vice President -- Human Resources               1995

     The employment histories of those executive officers who are not also directors are set forth below:

          Michael A. Lustig joined the Company in 1995 as Senior Vice President -- Operations. Mr. Lustig was promoted to Executive Vice President in 1996, and to President of the PRG Retail, Wholesale and Government Divisions in 1997. Prior to joining the Company, Mr. Lustig worked for the Actava Group (formerly Fuqua Industries) from 1992 to 1995 where he held various officer positions concluding with Senior Vice President of Corporate Development.

          Robert V. Carlino joined the Company in 1987 as an auditor and has held several positions, including Regional Vice President, Senior Vice President, and Executive Vice President of the PRG Retail, Wholesale and Government Divisions (United States Operations). Prior to joining the Company, Mr. Carlino worked for Macy's from 1969-1986, where he held several financial and executive positions.

          Donald E. Ellis, Jr. joined the Company in 1995 as Senior Vice President, Treasurer and Chief Financial Officer. From 1993 to 1995, Mr. Ellis served as Vice President -- Finance, Treasurer and Chief Financial Officer of Information America, Inc., a provider of on-line computer information services, and from 1991 to 1993, he was an independent financial consultant. From 1987 to 1991, Mr. Ellis served in various positions with KnowledgeWare, Inc., a supplier of application software, most recently as Senior Vice President, Chief Financial Officer, Secretary and Treasurer. Mr. Ellis is a certified public accountant.

          Tony G. Mills joined the Company in October 1995 as Senior Vice President -- Legal Affairs and Acquisitions, General Counsel and Secretary. For 11 years prior to joining the Company, Mr. Mills was a shareholder in the Atlanta, Georgia law firm of SSFS and provided legal services to the Company through that firm since 1990. Mr. Mills remained as Of Counsel to SSFS through January 1996.

          David A. Brookmire joined the Company in 1995 as Senior Vice
     President -- Human Resources. From 1987 to 1995, Mr. Brookmire held various positions with Digital Communications Associates, Inc. (now Attachmate Corp.), most recently as Vice President -- Human Resources.

                               PERFORMANCE GRAPH

     Set forth below is a line-graph presentation comparing the cumulative shareholder return on the Company's Common Stock (Nasdaq: PRGX), on an indexed basis, against cumulative total returns of The Nasdaq Stock Market (U.S. Companies) Index and the Hambrecht & Quist Technology Index. The graph assumes that the value of the investment in the Common Stock in each index was $100 on March 26, 1996. The Performance Graph shows total return on investment for the period beginning March 26, 1996 (the date of the Company's initial public offering) through December 31, 1996.

                  VALUE OF $100 INVESTED ON MARCH 26, 1996 AT:


                                3/26/96   3/31/96    6/30/96   9/30/96   12/31/96
PRGX                             $100      $141       $184      $132      $145
NASDAQ STOCK MARKET-US           $100      $101       $109      $113      $118
HAMBRECHT & QUIST TECHNOLOGY     $100      $101       $106      $112      $119

                Total return assumes reinvestment of dividends.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The accounting firm of KPMG Peat Marwick LLP are the independent certified public accountants of the Company. Approval or selection of the independent certified public accountants of the Company is not submitted for a vote at the Annual Meeting of Shareholders. The Board of Directors of the Company has historically selected the independent certified public accountants of the Company, with the advice of the Audit Committee, and the Board believes that it would be to the detriment of the Company and its Shareholders for there to be any impediment (such as selection or ratification by the Shareholders) to its exercising its judgment to remove the Company's independent certified public accountants if, in its opinion, such removal is in the best interest of the Company and its Shareholders.

     It is anticipated that a representative from the accounting firm of KPMG Peat Marwick LLP will be present at the Annual Meeting of Shareholders to answer appropriate questions and make a statement if the representative desires to do so.

                             SHAREHOLDER PROPOSALS

     Appropriate proposals of Shareholders intended to be presented at the Company's 1998 Annual Meeting of Shareholders must be received by the Company by December 16, 1997 for inclusion in its Proxy Statement and form of proxy relating to that meeting. If the date of the next Annual Meeting is advanced or delayed by more than 30 calendar days from the date of the annual meeting to which this Proxy Statement relates, the Company shall, in a timely manner, inform its shareholders of the change, and the date by which proposals of shareholders must be received.

     UPON THE WRITTEN REQUEST OF ANY RECORD OR BENEFICIAL OWNER OF COMMON STOCK OF THE COMPANY WHOSE PROXY WAS SOLICITED IN CONNECTION WITH THE 1997 ANNUAL MEETING OF SHAREHOLDERS, THE COMPANY WILL FURNISH SUCH OWNER, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996. REQUESTS FOR A COPY OF SUCH ANNUAL REPORT ON FORM 10-K SHOULD BE ADDRESSED TO TONY G. MILLS, ESQ., SECRETARY, THE PROFIT RECOVERY GROUP INTERNATIONAL, INC., 2300 WINDY RIDGE PARKWAY, SUITE 100 NORTH, ATLANTA, GEORGIA 30339-8426.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SIGN, COMPLETE, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED.

                                          By Order of the Board of Directors:

                                      /s/ JOHN M. COOK

                                          JOHN M. COOK
                                          Chairman of the Board,
                                          Chief Executive Officer and President

Dated: April 15, 1997

                                  EXHIBIT "A"

                 THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.

                          EMPLOYEE STOCK PURCHASE PLAN

1. PURPOSE

     The Profit Recovery Group International, Inc. Employee Stock Purchase Plan (the "Plan") is intended to encourage employee stock ownership by offering employees of The Profit Recovery Group International, Inc. and certain of its subsidiaries Purchase Rights (as such term is defined in Section 2 hereof) to purchase shares of Common Stock. The Plan is intended to be an "employee stock purchase plan" as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall, accordingly, be construed in a manner consistent with the requirements of Section 423 of the Code.

2. CERTAIN DEFINITIONS

     "Base Pay" means regular straight-time and overtime earnings and commissions received from the Company, including payments for incentive compensation, but excluding other special payments.

     "Board" means the Board of Directors of the Company.

     "Committee" means the Compensation Committee of the Board.

     "Common Stock" means the Common Stock, no par value per share, of the Company.

     "Company" means The Profit Recovery Group International, Inc. and each Subsidiary (as defined in this Section 2).

     "Custodian" means [TO BE DESIGNATED], whose address is [TO BE DESIGNATED], or such other person as the Committee shall designate from time to time.

     "Exercise Date" means the last day of a Purchase Period (as such term is defined in Section 4(b) hereof), on which date all Participants' outstanding Purchase Rights will automatically be exercised.

     "Fair Market Value" means the closing sale price of a share of Common Stock reported in the table entitled "Nasdaq National Market Issues" or any successor table in The Wall Street Journal for such date or, if no shares of Common Stock were traded on that date, on the next preceding day on which there was such a trade.

     "Nasdaq" means the National Association of Securities Dealers Automated Quotation System.

     "Participant" means an employee of the Company who has enrolled in the Plan by filing a Participation Form (as such term is defined in Section 5 hereof) with the Plan Administrator.

     "Plan Administrator" means the [TO BE DESIGNATED] of the Company, or any such other person so designated by the Committee.

     "Purchase Right" means a Participant's option to purchase shares of Common Stock that is deemed to be outstanding during a Purchase Period. A Purchase Right represents an "option" as such term is used under Section 423 of the Code.

     "Subsidiaries" means subsidiaries of The Profit Recovery Group International, Inc. of which it owns the majority of the outstanding voting shares and which have been designated by the Committee as Subsidiaries; provided, however, that prior to any such designation by the Committee, each of The Profit Recovery Group International I, Inc., The Profit Recovery Group Canada, Inc., The ShapsGroup, Inc. and Accounts Payable Recovery Services, Inc. shall be deemed a Subsidiary.

     "Trading Day" refers to a day during which the Nasdaq National Market System is available for trading shares of Common Stock.

3. ELIGIBILITY

     (a) Participation in the Plan is voluntary. All employees of the Company, including officers and directors, whose customary employment is at least 20 hours per week and 5 months per year who have been employed since the fifth day of the first month of the preceding Purchase Period (January 5, 1997 for the Purchase Period beginning July 1, 1997) are eligible to participate in the Plan.

     (b) Notwithstanding any provision of the Plan to the contrary, no employee may participate in the Plan:

          (i) if following a grant of Purchase Rights under the Plan, the employee would own, directly or by attribution pursuant to Section 424(d) of the Code, stock, Purchase Rights or other stock options to purchase stock representing 5% or more of the total combined voting power or value of all classes of the Company's stock; or

          (ii) to the extent a grant of Purchase Rights under the Plan would permit the employee's rights to purchase stock under all the Company's Code
     Section 423 employee stock purchase plans to accrue at a rate exceeding $25,000.00, based on the Fair Market Value of the stock (at the time of grant), for each calendar year in which such Purchase Right is outstanding.

4. SECURITIES SUBJECT TO THE PLAN AND PURCHASE PERIODS

     (a) The Plan covers an aggregate of 750,000 shares of Common Stock (subject to adjustment as provided in Section 15 hereof), which may be authorized but unissued shares, reacquired shares or shares bought on the open market. If any Purchase Right that shall have been granted shall expire or terminate for any reason without having been exercised in full, the unpurchased shares of Common Stock shall again become available for purposes of the Plan, unless the Plan shall have been terminated.

     (b) Except as discussed below for the first year the Plan is in effect, there will be two purchase periods (each a "Purchase Period") each calendar year. There will be only one Purchase Period in calendar 1997, which will begin on July 1, 1997 and end on December 31, 1997. Thereafter, in each year that the Plan is in effect, the first Purchase Period will begin on January 1 and end on June 30 of each year that the Plan is in effect. The second Purchase Period will begin on July 1 and end on December 31 of each year the Plan is in effect.

5. PARTICIPATION

     Eligible employees become Participants in the Plan by authorizing payroll deductions for that purpose through a form (the "Participation/Withdrawal Form") filed with the Plan Administrator no later than fifteen (15) days prior to the start date of a Purchase Period.

6. PAYROLL DEDUCTIONS

     (a) In order to purchase Common Stock an employee must indicate on the Participation/Withdrawal Form the contribution percentage he or she wishes to authorize the Company to deduct at regular payroll intervals, in integral percentage amounts ranging from 1% to 10% of such Participant's Base Pay for the applicable payroll period, with a minimum deduction of $10.00 per payday and a maximum aggregate deduction of $10,625.00 during each Purchase Period. The Committee has the power, exercisable at any time prior to the start of a Purchase Period, to increase or decrease the $10,625.00 maximum for that Purchase Period. The maximum, as thus adjusted, will continue in effect from Purchase Period to Purchase Period until the Committee once again exercises its power to adjust the maximum. The Participation/Withdrawal Form will include authorization for the Company to make payroll deductions from the Participant's Base Pay.

     (b) In order to comply with the Federal tax laws, a Participant may not be granted Purchase Rights under the Plan and any other Code Section 423 employee stock purchase plan of the Company with respect to more than $25,000.00 worth of Common Stock for any calendar year such Purchase Rights to purchase Common Stock are outstanding pursuant to the terms of such plans. The $25,000.00 limit is determined according to the Fair Market Value of the Common Stock on the first day (grant date) of the Purchase Period. Participants will be notified if these limitations become applicable to them.

     (c) The amounts deducted shall be credited to the Participant's account under the Plan, but no actual separate account will be established by the Company to hold such amounts. There shall be no interest paid on the balance outstanding in a Participant's account. The deducted amounts may be commingled with the general assets of the Company and may be used for its general corporate purposes.

     (d) Payroll deductions begin on the first payday of each Purchase Period, and end on the last payday of each Purchase Period. Eligible employees may participate in the Plan and purchase shares only by means of payroll deductions, except as set forth in the following sentence. A Participant may not make any separate cash payment into his or her account, except that employees on an approved leave of absence may continue participating in the Plan, at the sole discretion of the Plan Administrator, by making cash payments to the Company on a normal payday equal to the amount of the normal payroll deduction had a leave of absence not occurred. The right of a Participant on an approved leave of absence to continue participating in the Plan shall terminate if such leave of absence exceeds 90 days, unless and so long as the Participant's right to re-employment by the Company after a longer leave is guaranteed by statute or contract.

     (e) So long as a Participant remains an employee of the Company, payroll deductions will continue in effect from Purchase Period to Purchase Period, unless at least fifteen (15) days prior to the first day of the next succeeding Purchase Period the Participant:

          (i) elects a different rate by filing a new Participation/Withdrawal Form with the Plan Administrator; or

          (ii) withdraws from the Plan in accordance with Section 9 hereof.

     (f) Unless a Participant files with the Plan Administrator a new Participation/Withdrawal Form electing to withdraw prior to 15 days before the beginning of the affected Purchase Period as permitted under the Plan, such Participant's payroll deductions will continue throughout such Purchase Period and his or her Purchase Right to purchase Common Stock will be deemed to be fully and automatically exercised on the last day of such Purchase Period with respect to payroll deductions made during that period.

7. PURCHASE PRICE

     (a) On the first day of each Purchase Period, a Participant is deemed to have been granted a Purchase Right to purchase on the last day of the Purchase Period as many full shares of Common Stock as such Participant will be able to purchase with the payroll deductions credited to such Participant's account during such period.

     (b) The price at which each Purchase Right to purchase Common Stock may be exercised is 85% of the Fair Market Value of the Common Stock on the Nasdaq National Market System on the first Trading Day of a Purchase Period.

     (c) The number of shares purchasable by each Participant per Purchase Period will be the number of whole shares obtained by dividing the amount collected from the Participant (through payroll deductions during that Purchase Period) by the purchase price in effect for that Purchase Period. Any amount remaining in the Participant's account after such application will be held for the purchase of Common Stock in the next Purchase Period.

8. EXERCISE OF PURCHASE RIGHT

     (a) Each outstanding Purchase Right will be exercised automatically on the Exercise Date. The exercise of the Purchase Right is to be effected by applying the amount credited to each Participant's account as of the Exercise Date to the purchase on the Exercise Date of whole shares of Common Stock at the purchase price in effect for the Purchase Period.

     (b) Fractional shares will not be issued under the Plan, and any amount remaining in the Participant's account after such application will be held for the purchase of Common Stock in the next Purchase Period.

     (c) If the number of shares for which Purchase Rights are exercised exceeds the number of shares available in any Purchase Period under the Plan, the shares available for sale will be allocated by the Plan Administrator pro rata among the Participants in such Purchase Period in proportion to the relative amounts in their accounts. Any amounts not thereby applied to the purchase of Common Stock under the Plan will be refunded to the Participants after the end of the Purchase Period.

9. WITHDRAWAL AND TERMINATION OF PURCHASE RIGHTS

     (a) A Participant may withdraw from the Plan by providing written notice to the Plan Administrator at any time prior to 15 days before the end of the current Purchase Period. Such notice shall be on the Participation/Withdrawal Form. The Participation/Withdrawal Form will permit such a Participant to make the following election:

          (i) The Participant may elect to immediately terminate his or her outstanding Purchase Rights, and such withdrawal will become effective by the tenth day following the Plan Administrator's receipt of the Participant's Participation/Withdrawal Form, at which time all outstanding Purchase Rights will be terminated and all accumulated payroll deductions will be refunded without penalty; or

          (ii) The Participant may elect to continue his or her participation in the Plan through the end of the current Purchase Period, and thus exercise such Participant's outstanding Purchase Rights on the following Exercise Date, but terminate his or her participation in the Plan for subsequent Purchase Periods. Payroll deductions for such a Participant will continue until the end of the current Purchase Period. After the applicable Exercise Date, no further Purchase Rights will be granted to the Participant, and no further payroll deductions will be made.

     (b) Except as otherwise provided by applicable law, any Participant who withdraws from the Plan pursuant to Section 9(a) will not be eligible to rejoin the Plan for the Purchase Period underway at the time of withdrawal, and will have to re-enroll in the Plan by completing and filing a new
Participation/Withdrawal Form should such individual wish to resume participation in a subsequent Purchase Period.

     (c) If a Participant ceases to be an employee of the Company for any reason during a Purchase Period, his or her outstanding Purchase Right will immediately terminate, and all sums previously collected from such Participant during such Purchase Period under the terminated Purchase Right will be refunded.

     (d) The Committee may, at its option, treat any attempt to borrow by an employee on the security of his or her accumulated payroll deductions as an election under Section 9(a)(i) hereof to withdraw such deductions.

10. RIGHTS AS SHAREHOLDER

     (a) A Participant is not a shareholder until the Participant exercises his or her Purchase Right. Thus, a Participant will not have a right to any dividend or distribution made prior to the Exercise Date. Following the Exercise Date, however, the Participant shall have all of the rights of a shareholder with respect to the shares purchased.

     (b) Participants will be entitled to receive, as soon as practicable after the Exercise Date, a stock certificate for the number of purchased shares upon a written request made to the Custodian. The Custodian may impose upon, or pass through to, the Participant a reasonable fee for withdrawal of shares of Common Stock in the form of stock certificates. It is the responsibility of each Participant to keep his or her address current with the Company through the Plan Administrator and with the Custodian.

11. SALE OF COMMON STOCK ACQUIRED UNDER THE PLAN

     (a) In general, participants who are not officers or directors of the Company may sell the shares of Common Stock they acquire under the Plan at any time without restriction. Officers and directors of the

Company should consult with legal counsel prior to attempting to sell or otherwise dispose of any shares of Common Stock acquired under the Plan.

     (b) A Participant shall immediately provide information to the Plan Administrator if the Participant transfers any shares purchased through the Plan within two (2) years from the date of grant of the related Purchase Right. Such transfer shall include disposition by sale, gift or other manner. The Participant may be requested to disclose the manner of the transfer, the date of the transfer, the number of shares involved and the transfer price. By executing the Participation/Withdrawal Form, each Participant obligates himself or herself to provide such information to the Plan Administrator.

     (c) The Company is authorized to withhold from any payment to be made to a Participant, including any payroll and other payments not related to the Plan, amounts of withholding and other taxes due in connection with any transaction under the Plan, and a Participant's enrollment in the Plan will be deemed to constitute his or her consent to such withholding.

12. PLAN ADMINISTRATION

     (a) The Plan shall be administered by the Committee.

     (b) The Committee shall have the plenary power, subject to and within the limits of the express provisions of the Plan:

          (i) to determine the commencement and termination date of the offering of Common Stock under the Plan; and

          (ii) to interpret the terms of the Plan, establish and revoke rules for the administration of the Plan and correct or reconcile any defect or inconsistency in the Plan.

     (c) The Committee may delegate all or part of its authority to administer the Plan to the Plan Administrator, who may in turn delegate the day-to-day operations of the Plan to the Custodian. The Custodian will establish and maintain, as agent for the Participants, accounts for the purposes of holding shares of Common Stock and/or cash contributions as may be necessary or desirable for the administration of the Plan.

     (d) The Board may waive or modify any requirement that a notice or election be made or filed under the Plan a specified period in advance in an individual case or by adoption of a rule or regulation under the Plan, without the necessity of an amendment to the Plan.

13. TRANSFERABILITY

     (a) Any account maintained by the Custodian for the benefit of a Participant with respect to shares acquired pursuant to the Plan may only be in the name of the Participant; provided, however, that the Participant may elect to maintain such account with right of joint ownership with such Participant's spouse. Such election may only be made on a form (the "Joint Account Form") provided by the Company.

     (b) Neither payroll deductions credited to a Participant's account nor any Purchase Rights of or other rights to acquire Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of by Participants other than by will or the laws of descent and distribution, and during the lifetime of a Participant, Purchase Rights may be exercised only by the Participant.

14. MERGER OR LIQUIDATION OF THE COMPANY

     In the event the Company merges with another corporation and the Company is not the surviving entity, or in the event all or substantially all of the stock or assets of the Company are acquired by another company, or in the event of certain other similar transactions, the Committee may, in connection with any such transaction, cancel each outstanding Purchase Right and refund all sums previously collected from Participants under the canceled Purchase Rights, or, in its discretion, cause each Participant with outstanding Purchase Rights to have his or her outstanding Purchase Right exercised immediately prior to such transaction and thereby have the balance of his or her account applied to the purchase of whole shares of Common Stock at the purchase price in effect for the Purchase Period, which would be treated as ending with the effective date of such transaction. The balance of the account not so applied will be refunded to the Participant.

15. ADJUSTMENT FOR CHANGES IN CAPITALIZATION

     To prevent dilution or enlargement of the rights of Participants under the Plan, appropriate adjustments may be made in the event any change is made to the Company's outstanding Common Stock by reason of any stock dividend, stock split, combination of shares, exchange of shares or other change in the Common Stock effected without the Company's receipt of consideration. Adjustments may be made to the maximum number and class of securities issuable under the Plan, the maximum number and class of securities purchasable per outstanding Purchase Right and the number and class of securities and price per share in effect under each outstanding Purchase Right. Any such adjustments will be made by the Committee in its sole discretion.

16. AMENDMENT AND TERMINATION

     The Committee may terminate or amend the Plan at any time; provided, however, such termination or amendment may not affect or change Purchase Rights previously granted under the Plan without the consent of the affected Participant, and any amendment that effects any change in the aggregate number of shares which may be issued under the Plan or changes the type of corporation whose employees may receive options under the Plan shall be subject to shareholder approval. If not sooner terminated by the Committee, the Plan shall terminate at the time Purchase Rights have been exercised with respect to all shares of Common Stock reserved for grant under the Plan.

17. SHAREHOLDER APPROVAL

     The Plan is subject to the approval of shareholders of the Company in accordance with the provisions of Georgia law.

18. NO EMPLOYMENT RIGHTS

     Participation in the Plan will not impose any obligations upon the Company to continue the employment of the Participant for any specific period and will not affect the right of the Company to terminate such person's employment at any time, with or without cause.

19. STOCK LEGEND

     All shares of Common Stock issued pursuant to the Plan shall contain the following legend: "The shares of Common Stock represented by this Certificate have been issued on __________ pursuant to The Profit Recovery Group International, Inc. Employee Stock Purchase Plan."

20. COSTS

     Except as set forth in Section 10(b), costs and expenses incurred in the administration of the Plan and the maintenance of accounts with the Custodian will be paid by the Company, to the extent provided in this Section 20. Any brokerage fees and commissions for the purchase of Common Stock under the Plan (including shares of Common Stock purchased upon reinvestment of dividends and distributions) will be paid by the Company, but any brokerage fees and commissions for the sale of shares of Common Stock under the Plan by a Participant will be borne by such Participant.

21. REPORTS

     After the close of each Purchase Period, each Participant in the Plan will receive a report from the Custodian indicating the amount of the Participant's contributions to the Plan during the Purchase Period, the amount of the contributions applied to the purchase of Common Stock for the Purchase Period, the purchase price per share in effect for the Purchase Period and the amount of the contributions (if any) carried over to the next Purchase Period.

22. GOVERNING LAW

     The validity, construction and effect of the Plan and any rules and regulations relating to the Plan will be determined in accordance with laws of the State of Georgia, without giving effect to principles of conflicts of laws, and applicable Federal law.

23. COMPLIANCE WITH LEGAL AND OTHER REQUIREMENTS

     The Plan, the granting and exercising of Purchase Rights hereunder, and the other obligations of the Company, the Plan Administrator and the Custodian under the Plan will be subject to all applicable federal, state or international laws, rules, and regulations, and to such approvals by or registrations with any regulatory or governmental agency as may be required. The Company may, in its discretion, postpone the issuance or delivery of shares of Common Stock upon exercise of Purchase Rights until completion of such registration or qualification of such shares of Common Stock or other required action under any federal or state law, rule, or regulation, listing or other required action with respect to any automated quotation system or stock exchange upon which the shares of Common Stock or other Company securities are designated or listed, or compliance with any other contractual obligation of the Company, as the Company may consider appropriate in connection with the issuance or delivery of shares of Common Stock in compliance with applicable laws, rules, and regulations, designation or listing requirements, or other contractual obligations.

24. WITHHOLDING OF TAXES

     By electing to participate in the Plan, each Participant acknowledges that the Company and its participating Subsidiaries are required to withhold taxes with respect to the amounts deducted from the Participant's Base Pay and accumulated for the benefit of the Participant under the Plan, and each Participant agrees that the Company and its participating Subsidiaries may deduct additional amounts from the Participant's Base Pay when amounts are added to the Participant's account, used to purchase common stock or refunded, in order to satisfy such withholding obligations. If the Participant makes a disposition, within the meaning of Section 424(c) of the Code and the regulations promulgated thereunder, of any share or shares issued to such Participant pursuant to such Participant's exercise of an option, and such disposition occurs within the two-year period commencing on the day after the option is being treated as granted for purposes of Section 423 of the Code or within the one-year period commencing on the day after the Exercise Date, such Participant shall, within ten (10) days of such disposition, notify the Company thereof and thereafter immediately deliver to the Company any amount of federal, state or local income taxes and other amounts which the Company informs the Participant the Company is required to withhold. The Company may also satisfy any applicable withholding amounts by deducting the necessary amounts of withholding from the Participant's wages and, in the Committee's sole discretion, any other amounts owed to or held for the account of the Participant.

                [THE PROFIT RECOVERY GROUP INTERNATIONAL LOGO]

                                                                           ANNEX

                 THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR USE AT THE ANNUAL MEETING ON MAY 15, 1997

    The undersigned Shareholder hereby appoints John M. Cook, Tony G. Mills, Donald E. Ellis, Jr. or any of them, with full power of substitution, to act as proxy for, and to vote the stock of, the undersigned at the Annual Meeting of Shareholders of THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. (the "Company") to be held on May 15, 1997, and any adjournments thereof. The undersigned acknowledges receipt of Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 15, 1997, and grants authority to said proxies, or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned's name, place and stead. The undersigned instructs said proxies to vote as indicated hereon. PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

    1. ELECTION OF DIRECTORS.

       [ ] FOR election of the individuals set forth below as directors (except as marked to the contrary)

       [ ] REFRAIN FROM VOTING FOR election of the individuals set forth below as directors

     NOMINEES:  John M. Cook and John M. Toma

     (INSTRUCTION:  To withhold authority to vote for any individual nominee(s), write that person's name on the space provided below.)

--------------------------------------------------------------------------------

                        (Continued on the Reverse Side)

    2. Resolution of the Shareholders approving the Company's Employee Stock Purchase Plan.

FOR                               AGAINST                         ABSTAIN
[ ]                                 [ ]                             [ ]

    3. Upon such other matters as may properly come before the meeting or any adjournment thereof.

THE PROXIES SHALL VOTE AS SPECIFIED ABOVE, OR IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE LISTED PROPOSALS.

                                                Dated:                    , 1997
                                                      --------------------


                                                --------------------------------
                                                          (Signature)

                                                --------------------------------
                                                          (Signature)

                                                (Shareholders should sign
                                                exactly as name appears on
                                                stock. Where there is more than
                                                one owner, each should sign.
                                                Executors, Administrators,
                                                Trustees and others signing in a
                                                representative capacity should
                                                so indicate.)

                                                Please enter your Social
                                                Security Number or Federal
                                                Employer Identification Number
                                                here:

                                                --------------------------------